Exhibit 99.1

Executive Variable Compensation Plan

Red Hat, Inc.’s Executive Variable Compensation Plan (the “Plan”) is set forth below.

I.	PURPOSE

The Plan has been designed to motivate and reward key management employees whose efforts impact the performance of Red Hat, Inc. (the “Company”) and its subsidiaries through the achievement of pre-established financial and individual objectives.

Performance under the Plan is measured during the performance period (the Company’s fiscal year) and payments under the Plan are made following the end of the performance period.

II.	ELIGIBILITY

Officers and key management employees may be eligible to participate in the Plan, upon the recommendation by the Chief Executive Officer of the Company and approval by the Compensation Committee (“Committee”). An employee who is eligible to participate in any other cash incentive plan of the Company, other than the Company’s 2006 Performance Compensation Plan (the “2006 PCP”), is not eligible to participate in this Plan. This Plan is a component plan of the 2006 PCP with respect to employees who participate in the 2006 PCP.

III.	AWARD CRITERIA

The Committee must approve the Company performance objectives and individual objectives that are used to determine awards paid under this Plan as well as the percentage of each to be used in determining awards. Individual objectives must be determined in writing and discussed with each of the Plan participants during the first half of the performance period and upon conclusion of the performance period.

IV.	TARGET AWARDS

A Target Award payment is established for each eligible participant. Target Awards remain fixed even if the participant’s base pay in effect at the beginning or the conclusion of the performance period changes. Pro rata amounts are provided for participants hired or terminated during the fiscal year. Generally, the participants receive the Target Award when performance under the Plan meets the pre-established performance objectives.

Payouts under the Plan will be in accordance with the Plan and the mechanism established by the Committee for determining payouts. The weight applied to each component of an award will be determined by the Committee and may vary for each participant.

The Target Award represents the expected level of performance which results in a payment equal to 100% of the Target Award. The maximum award under the Plan is limited to 200% of the Target Award, and the threshold award under the Plan is limited to 25% of the Target Award. In no event may the amount of an award under the Plan to an employee exceed the limit on grants prescribed by the Committee and the 2006 PCP.

V.	FINANCIAL OBJECTIVES

Attainment of the financial objectives of the Plan is measured based on actual results versus Plan targets. Payouts are expressed as a percentage of the Target Award for each participant versus actual levels of financial performance. If actual results are between stated percentages, interpolations of payout percentages are to be applied.

VI.	INDIVIDUAL OBJECTIVES

The Committee shall approve the use of individual objectives as part of the participant’s performance criteria under the Plan. The use of individual objectives is subject to the following requirements:

•

The CEO may present recommendations regarding the determination of individual objectives and the level of achievement following the performance period to the Committee, subject to the approval of the Committee.

•	Individual objectives should be specifically identified and communicated at the same time financial objectives are determined, unless the Committee determines otherwise.

VII.	ALTERNATIVE CALCULATIONS

There may be circumstances under which the financial performance of the Company does not generate an award under the Plan. The nature and scope of the Company’s operations are such that at times unanticipated economic and market conditions may render pre-established financial objectives unattainable in any given performance period. If, in the opinion of the Committee, such circumstances should arise, then bonus payments not to exceed 50% of the Target Award may be paid.

VIII.	MODIFICATIONS

If, during a performance period, there has occurred or should occur, in the opinion of the Committee, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company’s business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Committee when it approved objectives for the performance period and which, in the Committee’s judgment, had, have, or are expected to have a substantial positive or negative effect on the performance of the Company as a whole, the Committee may modify or revise the financial performance objectives for the performance period in such a manner as it may deem appropriate in its sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestitures, or spin-offs.

IX.	PAYMENT

Any awards generated under the Plan must be approved by the Committee. The Committee, in its discretion, subject to the last paragraph of this Article IX, may make payment of a bonus under the Plan in an amount that is higher or lower than the amount calculated on the basis of the financial and individual objectives of the award; provided, however, that the maximum bonus payable to a participant under the Plan shall not exceed 200% of such participant’s Target Award. Any awards generated during the performance period will be paid no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable performance period ends, subject to prior notification and approval by the Committee.

Participants hired during the fiscal year will receive a prorated bonus based upon the actual date of hire. Employees terminating prior to the payout date are not eligible for payment of any award under this Plan unless termination is due to retirement or economic reduction in force. In such cases, any bonus payments will be prorated to the date of termination and determined on the basis of bonuses actually paid to similarly situated employees.

This Plan is a component plan of the 2006 PCP with respect to employees who participate in the 2006 PCP. In no event may the amount of an award under the Plan to an employee participating in the 2006 PCP exceed the limit on grants prescribed by the Committee and the 2006 PCP.